Helicopter Lease Agreement Coast Flight Academy, LLC

This Helicopter Lease Agreement (this “Agreement”) is made and effective this 1st day of January, 2014 (the "Effective Date") by and between General Aircraft, Inc. (“Lessor”) and Coast Flight Academy LLC (“Lessee”). Each of Lessor and Lessee is sometimes hereinafter referred to as a "Party" and as collectively the “Parties” as the context requires.

WHEREAS, Lessor owns that certain tangible personal property commonly known as a Robinson R44 Raven II helicopter, registry N88IKE Serial# 10031 (the "Helicopter");

WHEREAS, Lessee is in the business of operating and maintaining aircraft and has the appropriate state and federal licenses, personnel and facilities to operate and maintain the Helicopter in compliance with state and federal law;

WHEREAS, Lessor wishes to lease the Helicopter to Lessee and Lessee wishes to lease the Helicopter from Lessor;

NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties agree as follow:

1.                   Grant of Lease; Term. Subject to the terms and conditions set forth herein, Lessor grants Lessee a leasehold interest in the Helicopter as of the Effective Date, through and including the sooner of (a) December 31, 2015; (b) when the Hobbs register on the Helicopter reaches a total time of 2200 hours; (c) upon termination of this Lease per paragraph 11, below; or (d) upon either party terminating the agreement by delivering to the other party one-hundred and twenty (120) days prior written notice of termination.

2.                   Condition. Lessee acknowledges and agrees that the Helicopter has been delivered to Lessee in an AIRWORTHY CONDITION with a current “Annual Inspection” or “100 Hour Inspection,” as applicable, with a beginning Hobbs time of 0.0 and an airframe "Total Time" of

. Upon the termination of this Agreement for any reason, Lessee shall return the Helicopter to Lessor in the same or better condition as received, save and except only reasonable and ordinary wear and tear.

3.                   Use. Lessee shall use the Helicopter in a safe and appropriate manner and shall comply with and conform to all national, state, municipal, and other laws ordinances and regulations in any way relating to the possession, use or maintenance of the Helicopter. Lessor understands that the Helicopter is to be used for "rental" and "flight training", which is a high risk activity. Lessee shall be solely responsible for any damage to the Helicopter that may be experienced during the term of this lease and must provide appropriate insurance on the Helicopter for all uses.

4.                   Maintenance and Repair. Lessee shall, at its own cost and expense, repair and maintain the Helicopter so as to keep it in good working order and operating condition. In this regard, Lessee shall pay for all inspections, routine and non-routine maintenance and all related labor.

Lessee shall be responsible for any damage or repair to the Helicopter which is caused by any negligence or misuse by Lessee or its authorized users. Lessor shall be responsible only for the cost of parts to comply with mandatory AD’s and SB’s and the replacement of any timed components where replacement is not due to the actions of Lessee or its authorized users.

5.                   Rental Rate. Lessee shall pay to Lessor on a monthly basis at the end of each month beginning on February 28, 2014 a rental rate of $200.00 per Hobbs hour, with a minimum of 40 hours each month (beginning in March 2014), regardless of actual usage and regardless of the use made by Lessee of the Helicopter. The minimum 40 hours of usage charge shall not accrue until the Helicopter is certified for flight following its overhaul, but in no case before March 1, 2014.

Hobbs usage will be documented and provided to Lessor by Lessee along with each payment within 10 days of the end of each month.

6.                   Responsibilities & Fees. Lessor shall be responsible only for the following expenses related to the use of the Helicopter:

•        Payment of all debt service, license and registration fees;

•	Any applicable property taxes due for the operation of the Helicopter; and

•        Payment of any mandatory AD’s and SB’s and the replacement of any timed components where replacement is not due to the actions of Lessee or its authorized users.

Lessee shall be responsible for all other expenses, including but not limited to the following:

•	Hangar Parking (the Helicopter must be hangered when not in use);
•	Insurance on the Helicopter;
•	Fuel and regular operating oil; and

•        Regular Maintenance and Repairs on the Helicopter, including annual, 50 and 100 hour inspections.

7.                   Rental Payments. Rental payments shall be calculated and made on a calendar month. Lessee shall remit to Lessor the gross rental revenues for each month within ten (10) business days after the end of each month. Rental payments shall be calculated by multiplying the number of Hobbs hours used by $200.00, with a minimum of 40 hours, as provided above. Lessee will provide monthly rental reports with each payment showing the Hobbs usage and calculation of payment.

8.                   Surrender. Upon the expiration or earlier termination of this Agreement, Lessee shall return the Helicopter to Lessor in good repair, condition and working order and shall pay for all parts, mechanisms, devices, or materials required to make it so at the time of surrender, keeping the Helicopter in good mechanical working order and current in all of its regularly scheduled inspections, ordinary wear & tear resulting from proper use thereof excepted, by delivering the Helicopter at Lessee's cost and expense to such place as Lessor shall specify within the city or county in which the same was delivered to Lessee.

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9.                   Insurance. Lessee shall procure and continuously maintain insurance for all risk against loss of, or damage to, the Helicopter, naming the Lessor and the Security Holder on the Helicopter as loss payee, and liability and property damage insurance with limits as approved by Lessor, naming the Lessor and the Security Holder on the Helicopter as additionally named insured and a loss payee. Lessee shall provide Lessor with an original policy or certificate evidencing such insurance. Hull value for this Helicopter shall be $380,000.

Unless· otherwise arranged in advance, down payments for any required insurance premiums shall be paid upon Helicopter acceptance into the insurance policy. Premium refunds can only be made at the end of the insurance policy period in the event of early termination of this Agreement unless otherwise allowed by the insurance policy.

10.                Reserve for Taxes. Lessor must supply all corporate reporting information, including a Federal Tax Id or Social Security Number, to comply with Federal vendor tax reporting (1099).

11.                Default. If Lessee fails to make rental payments as described herein within ten (10) business days after the same is due and payable, or if, Lessee fails to observe, keep or perform any other provision of this Agreement required to be observed, kept or performed by Lessee, Lessor shall have the right to exercise any one or more of the following remedies: (i) take possession of the Helicopter, without demand or notice, wherever it may be located, without court order or other process of law;

(ii) terminate this Agreement.

12.                Ownership and Rights. The Helicopter is, and shall at all times be and remain, the sole and exclusive property of the Lessor. Lessee shall have no right, title or interest therein or thereto except as expressly set forth in this Agreement.

13.                Entire Agreement. This Agreement constitutes the entire agreement between the parties on the subject matter hereof and it shall not be amended, altered or changed except by a further writing signed by the parties hereto.

14.                Notices. Service of all notices under this Agreement shall be sufficient if given personally or by certified mail, return receipt requested, postage prepaid, at the address hereinafter set forth, or to such address as such party may provide in writing from time to time or at the Parties last known address.

15.                Assignment. Lessee shall not assign this Agreement or its interest in the Helicopter without prior written consent of Lessor. Any such attempted assignment shall be null and void.

16.                Force Majeure. Non-performance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-conforming party.

17.                Governing Law. This Agreement shall be construed and enforced according to laws of the State of Nevada.

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In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

General Aircraft, Inc.

Date: 1-16-2014

By: /s/ Ari L. Nagler

Its: President

Coast Flight Academy, LLC

Date: 1-16-2014

By: /s/ Authorized Signatory

Its: Member Manager

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